Exhibit 10.1

February 2, 2021

SHARE PURCHASE AGREEMENT

relating to the SHARES of WOORANK SRL

BETWEEN

BORIS DEMARIA

PLACIDO DEMARIA

NILS DE MOOR

GILLES COLLARD

(Sellers)

AND

SPV

(Purchaser)

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TABLE OF CONTENT

1.	DEFINITIONS AND INTERPRETATION	5

2.	SALE AND PURCHASE OF THE SHARES	13

3.	PURCHASE PRICE	15

4.	CONDITIONS PRECEDENT AND CONDITIONS SUBSEQUENT	23

5.	CLOSING	28

6.	COVENANTS OF THE SELLERS PRIOR TO CLOSING	30

7.	REPRESENTATIONS AND WARRANTIES	34

8.	INDEMNIFICATION	35

9.	POST-CLOSING UNDERTAKINGS	42

10.	TERMINATION	45

11.	MISCELLANEOUS	46

12.	APPLICABLE LAW AND JURISDICTION	49

13.	COUNTERPARTS	49

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SCHEDULES

Schedule 1	Draft Settlement Agreement with Former Shareholder
Schedule 2	Purchaser’s and Guarantor’s Representations
Schedule 3	Sellers’ Representations
Schedule 4	Draft IP Assignment Agreement with Boris Demaria
Schedule 5	Draft Management Agreement with Nils De Moor
Schedule 6	Draft Agreement regarding the Boris Demaria Loan
Schedule 7	Terms and conditions Carve-Out
Schedule 8	Approval spouses
Schedule 9	Draft Resignation Letter Boris Demaria
Schedule 10	Tax Specific Indemnity
Schedule 11	Data Room Index
Schedule 12	Copy of the Data Room and Q&A Session
Schedule 13	Intellectual Property owned by the Company
Schedule 14	Intellectual Property licensed by the Company
Schedule 15	AWS Glacier Vault with WooRank IP and data
Schedule 16	Calculation Working Capital, Structured Debt and Revenues
Schedule 17	List with documents excluded from the Data Room
Schedule 18	Draft Addendum employment agreements
Schedule 19	Draft Addendum freelance agreements
Schedule 20	Amendments Company’s website and policies
Schedule 21	Interim Accounts

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SHARE PURCHASE AGREEMENT

BETWEEN:

1.	Mr. Boris Demaria, residing at Rue Paul Segers 3, B-1040 Brussels, hereinafter also referred to as "Boris Demaria";

2.	Mr. Placido Demaria, residing at Rue Burlet 13, B-6210 Reves, hereinafter also referred to as "Placido Demaria";

3.	Mr. Nils De Moor, residing at Draaiboomstraat 50, B-2660 Hoboken, hereinafter also referred to as "Nils De Moor";

4.	Mr. Gilles Collard, residing at Rue Joseph Hazard 6, B-1180 Brussels, hereinafter also referred to as "Gilles Collard";

hereinafter together referred to as the "Sellers";

on the one hand;

AND:

SPV, a company to be incorporated under the laws of Belgium, represented for the purposes of this Agreement by Bridgeline Digital Inc., in its capacity of founder;

hereinafter also referred to as the "Purchaser";

AND :

Bridgeline Digital Inc., a company organized and existing under the laws of Delaware, USA, having its registered office at 100 Sylvan Road, Suite G-700, Woburn, MA, 01801, USA and executive offices located at 150 Woodbury Road, Woodbury NY, 11797, USA, represented for the purposes of this Agreement by Mr Roger Kahn, in his capacity of CEO and president of the board;

hereinafter also referred to as the "Guarantor";

on the other hand;

The Sellers, the Purchaser and the Guarantor are hereinafter referred to individually as a "Party" and together as the "Parties".

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WHEREAS:

A.

The Sellers own all the 117,645 shares of WOORANK, a private limited liability company (“société à responsabilité limitée” / “besloten venootschap”) existing under the laws of Belgium, having its registered office at Cours Saint Michel 30B, 1040 Etterbeek, and registered with the Crossroads Bank for Enterprises under the number 0632.659.338 (RLP Brussels) (the "Company").

B.	The Company develops web intelligence software for assisting in and performing SEO.

C.	The Purchaser is part of the Guarantor’s group which is a provider of marketing software and services.

D.

On 17 September 2020, the Company and the Guarantor have entered into a mutual confidentiality agreement. This agreement was replaced by a mutual confidentiality agreement entered into on 28 November 2020, between the Guarantor, the Company and Boris Demaria.

E.	On 17 November 2020, the Guarantor signed a non-binding letter of intent in which it expressed its interest in the possible acquisition of all the Company's shares.

F.

The Purchaser then carried out a legal, financial, social and tax due diligence relating to the Company between November 23, 2020 and 6 January 2021 assisted by its professional advisors. Documents were made available by the Sellers to the Purchaser in the Data Room (as defined hereinafter).

G.

The Sellers wish to sell to the Purchaser and the Purchaser wishes to purchase from the Sellers all of their 117,645 shares in the Company in accordance with the terms and conditions of this agreement (the "Agreement").

NOW, THEREFORE, the Parties have agreed as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

1.1.1	The following terms used with a capital letter are defined as follows:

“2020 Annual Recurring Revenue” means the Recurring Revenue for the 2020 calendar year calculated in accordance with Schedule 16.

“Adjusted Purchase Price” has the meaning set out in Clause 3.2.1.

“Advisor” means any lawyer, auditor or accountant and any other advisor, including tax or financial advisor.

“Affiliated Company” means any affiliated company within the meaning of Article 1:20 of the Belgian Code of Companies and Associations.

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“Affiliated Individual” means (i) the husband or spouse of that individual, (ii) any other individual related in the first or second degree to that individual or his or her husband or spouse, and (iii) any other individual who resides with that individual.

“Annual Accounts” for a specified year means the annual accounts of the Company as approved by its ordinary general meeting of shareholders and filed with the National Bank of Belgium.

“Assets” means all assets owned and/or used by the Company.

“AWS Glacier Vault” means the ‘Amazon S3 Glacier’ storage space with ‘Vault Lock Policy’ provided by Amazon Web Services, opened under the AWS account n° 342140036591, accessible via https://console.aws.amazon.com.

“Bank Loans” means the credit agreements entered into with Belfius Bank and Crelan Bank as set out in Clause 4.2.3.

“Banks” means Belfius Bank and Crelan Bank.

“Boris Demaria Loan” means the loan agreement entered into between Boris Demaria and the Company on 10 June 2015, for a principal amount of 300,000 EUR, as amended by an addendum dated 20 December 2016.

“Business Day” means a day of the week except Saturdays, Sundays and public holidays in Belgium.

“Business” means development and commercialisation of a digital marketing and Search Engine Optimisation (SEO) Software-as-a-Service (SaaS) which serves website owners and omnichannel marketers who need simple-to-use and actionable tools to profile and improve their websites.

“Carve-Out” means the sale and transfer of Excluded Assets to INSIDEOUT10 S.r.l., a Limited Liability Company existing and organized under the laws of ITALY, having its registered seat at Via Giulia n. 120, c.a.p. 00186 – ROMA (VAT n° 11381771002) in accordance with the terms and conditions set out in Schedule 7.

“Claim” has the meaning given in Clause 8.3.1.

“Closing Accounts” means the accounts of the Company as at the Closing Date, which shall be prepared in the form of annual accounts and in accordance with the accounting principles applicable to annual accounts by the current directors of the Company and communicated to the Purchaser in accordance with Clause 3.2.

“Closing Actions” means the Sellers' Closing Actions and the Purchaser's Closing Actions.

“Closing Cash” means the cash in the Company’s bank accounts on the Closing Date.

“Closing Date” is the date on which the Closing takes place.

“Closing Enterprise Value” means twice the 2020 Annual Recurring Revenue.

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“Closing Structured Debt (Current Portion)” means the a Closing Structured Debt minus Closing Structured Debt (Long Term Portion).

“Closing Structured Debt (Long Term Portion)” means the a Closing Structured Debt due more than 12 monhts from the Closing Date.

“Closing Structured Debt” means Structured Debt on the Closing Date.

“Closing Working Capital” means the Working Capital on the Closing Date.

“Closing” means the transfer of ownership of the Shares to the Purchaser upon payment of the First Installment of the Fixed Portion of the Provisional Purchase Price and completion of the Sellers' Closing Actions and the Purchaser's Closing Actions described in Clause 5.2.

“Company” means WOORANK SRL, as defined in Recital A.

“Corum Bank Account” has the meaning set out in Clause 3.5.2.1.

“Current Assets” for a specific date means the unencumbered cash and other assets that are expected to be conveniently converted to cash within a year of that date such as the bank account balances and accounts receivable.

“Current Liabilities” for a specific date means the short-term financial obligations due within a year of that date such as deferred revenue, accounts payable, employee expense reports, VAT and Corporate Income Tax.

“Data Room” means the documents made available to the Purchaser in the course of the Purchaser’s due diligence investigations prior to the conclusion of the present Agreement, in the virtual data room accessible via the secure website https://dealroom.net/ and accessible from November 20, 2020 to January 6, 2021, the index of which is attached as Schedule 11, and an electronic copy of which is stored on a USB stick attached hereto as Schedule 12, except that the documents mentioned in Schedule 17 shall not be deemed part of the Data Room even though made available to the Purchaser on the aforementioned secured website.

“Date of this Agreement” means February 2, 2021.

“Disclosed Information” means the information disclosed in (i) the Data Room and (ii) this Agreement and its Schedules (except for Schedule 17).

“Early Reimbursement” means the reimbursement in whole or in part, required by any of the Banks of any of the Bank Loans before their respective maturity dates.

“Earn-Out Amounts” has the meaning set out in Clause 3.4.

“Excluded Assets” means the shares held by the Company in the share capital of WordLift S.r.l.s., established under Italian law, having its registered office at Giulia 117, Rome, Italy, and (VAT-number 14111521002).

“Favorable Debt Refinancing Amount” means the amount of Favorable Debt Refinancing up to the balance of the Bank Loans.

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“Favorable Debt Refinancing Percentage” means the Favorable Debt Refinancing Amount divided by the total amount due for the Bank Loans, including the Bank Fees.

“Favorable Debt Refinancing” means the refinancing of (part of) the debt of the Company under the Bank Loans, with (i) customary terms and conditions similar to those of the Bank Loans and (ii) no personal guarantee required from any person, and (iii) less than 5% APR interest rate and (iv) a term of greater than 2 years.

“Final Purchase Price” has the meaning set out in Clause 3.1.3.

“First Installment of the Fixed Portion of the Provisional Purchase Price” shall be 275,000 EUR (two hundred seventy-five thousand Euros).

“Fixed Portion of the Provisional Purchase Price” has the meaning set out in Clause 3.3.1.

“Fixed Portion of the Purchase Price” has the meaning set out in Clause 3.3.2.

“Former Shareholder” means Mr. Jean Derély, residing at Camino de la Fuente, 38, 28109 Alcobendas, Madrid, Spain.

“Freelancers” means all self-employed workers providing services to the Company on a regular basis, with whom the Company entered into a consultancy agreement, management agreement, or similar agreement, and as the case may be, their respective management companies.

“Independent Expert” means the independent expert referred to in Clause 3.2.10.

“Interim Accounts” means the Company's interim accounts as of the Provisional Date, a copy of which is attached as Schedule 21.

“Law” means any provision of law and any legislation, treaty, directive, statute, ordinance, regulation, code, decree.

“Loss” means, except as otherwise provided in this Agreement, any damage of any nature whatsoever including any loss, loss of profit, liability, debt, penalty, payment incurred, diminution in value of any asset or increase in the amount of any liability, reasonable lawyer’s fees and the cost of enforcing any right to indemnification under this Agreement.

“Major Shareholder” shall be any of the Company’s Shareholders whose beneficial ownership is greater than or equal to 5% at the Date of this Agreement.

“Major Vendor Accounts Payable” means any accounts payable to any vendor, supplier or service provider who bills 5,000 EUR (including VAT) or more in the month of the relevant date.

“Material Adverse Event” means any fact, omission, event or circumstance affecting or likely to affect in a significantly adverse manner, in the short, medium or long term, the value, business, Assets, revenues, operations or more generally the financial situation of the Company, and/or the ability of the Sellers to close the Transaction contemplated by this Agreement.

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“Merger” means the merger by absorption of 30 July 2018, whereby WOORANK SA, with registered office at Cours Saint-Michel 30 B, 1040 Etterbeek and which was registered in the Crossroads Bank for Enterprises under the number BE0838.036.547, was absorbed by the Company (then: ‘Woorank Holding SRL’).

“Payroll Amounts” means any salaries, remuneration, fees and other amounts due and payable by the Company to its employees and Freelancers including Boris Demaria (and his management company) and Nils de Moor.

“Permits” means all permits, licences, authorisations, approvals, certificates, registrations and other authorisations required by any Law (including environmental law) of any nature whatsoever, necessary for the Company to own its Assets and carry on its business in and outside Belgium.

“Provisional Annual Recurring Revenue” means the estimated Recurring Revenue for the 2020 calendar year and for the avoidance of doubt this amount is 1,650,000 EUR (one million six hundred fifty thousand Euros).

“Provisional Cash” means the estimated cash in the Company’s bank accounts on the Provisional Date and for the avoidance of doubt this amount is 415,563 (four hundred fiveteen thousand, five hundred sixty-three Euros).

“Provisional Date” is December 31, 2020.

“Provisional Enterprise Value” has the meaning set out in Clause 3.1.1 as two times the Provisional Annual Recurring Revenue and for the avoidance of doubt this amount is 3,300,000 EUR (three million three hundred thousand Euros).

“Provisional Purchase Price” means the estimated Provisional Purchase Price of the Shares referred to in Clause 3.1.2 as the Provisional Enterprise Value minus the Provisional Structured Debt (Long-Term Portion) plus the Provisional Working Capital and for the avoidance of doubt this amount is 1,415,690 (one million four hundred fifteen thousand six hundred ninety Euros).

“Provisional Structured Debt (Current Portion)” means the a Provisional Structured Debt minus Provisional Structured Debt (Long Term Portion) and for the avoidance of doubt this amount is 994,737 (nine hundred fourty-nine thousand seven hundred thirty-seven Euros).

“Provisional Structured Debt (Long-Term Portion)” means the estimated long-term portion of the Structured Debt on the Provisional Date and for the avoidance of doubt this amount is 1,173,360 (one million one hundred seventy-three thousand three hundred sixty Euros).

“Provisional Working Capital” means the Company’s estimated Working Capital calculated in accordance with the methods set out in Schedule 16 and for the avoidance of doubt this amount is negative 710,949 EUR (negative seven hundred the thousand nine hundred forty-nine Euros).

“Purchase Price Adjustment” has the meaning set out in Clause 3.2.2.

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“Purchaser’s and Guarantor’s Representations” means the representations given by the Purchaser and the Guarantor under this Agreement pursuant to Clause 7.5 and as set out in Schedule 2.

“Purchaser’s Group” means the Purchaser and its subsidiaries.

“Purchaser's Closing Actions” means the actions to be taken by the Purchaser on the Closing Date, as set out in Clause 5.2.2.

“Recurring Revenue” means all revenue derived from the sale of the Company’s Closing Products as defined in Clause 3.4.1.2(d) and does not include revenue from government grants.

“Representative” means, with respect to any relevant company, (i) any shareholder, director, employee, agent, consultant or other representative of such company or any of its Affiliated Companies and (ii) each of its Advisors or Advisors of any of its Affiliated Companies.

“Retention Earn-Out Amount” means the Retention Earn-out Amount referred to in Clause 3.4.1.1.

“Retention Earn-Out Balance Date” shall mean the end of the financial year 2021 unless modified by Clause 4.5.7.

“Retention Earn-Out Balance” shall mean the Retention Earn-Out Amount less any portion of the Retention Earn-Out Early Installment Amount that is paid to the Sellers pursuant to Clause 3.5.2.6.

“Retention Earn-Out Early Installment Amount” shall mean 250,000 EUR (two hundred fifty thousand Euros).

“Retention Earn-Out Early Installment Date” shall mean June 30, 2021 unless modified by Clause 4.5.7.

“Retention Earn-Out Early Installment Revenue” shall mean the Recurring Revenue between January 1, 2021 and the Retention Earn-Out Early Installment Date.

“Retention Earn-Out Early Installment Threshold” shall mean 500,000 EUR (five hundred thousand Euros).

“Second Installment of the Fixed Portion of the Provisional Purchase Price” shall be 145,017 EUR (one hundred forty-five thousand and seventeen Euros).

“Second Installment of the Fixed Portion of the Provisional Purchase Price Date” shall mean September 30, 2021 unless modified by Clause 4.5.7.

“Sellers' Closing Actions” means the actions to be taken by the Sellers on the Closing Date, as set out in Clause 5.2.1.

“Sellers’ Representations” means the representations given by the Sellers under this Agreement pursuant to Clause 7.1 and as set out in Schedule 3.

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“Settlement Agreement Former Shareholder” has the meaning given in Clause 4.2.4.

“Shares” means the 117,645 shares representing the entire share capital of the Company, which are being sold by the Sellers to the Purchaser under this Agreement.

“Specific Indemnities” has the meaning given in Clause 8.1.2.

“Stock Payment Percentage” means 50% times (100% minus Favorable Debt Refinancing Percentage).

“Structured Debt (Current Portion)” means the a Structured Debt minus Structured Debt (Long Term Portion).

“Structured Debt (Long Term Portion)” means the a Structured Debt due more than 12 monhts from the Closing Date.

“Structured Debt” means the aggregate amount of (i) the outstanding balance due by the Company under the Bank Loans, (ii) outstanding balance due by the Company under the Vendor Loan, and (iii) outstanding balance due by the Company under the Boris Demaria Loan, calculated in accordance with Schedule 16.

“Tax” means all taxes, contributions, duties, fines, levies and other charges imposed by any municipal, provincial, regional, federal or other authority in fiscal and social matters, including direct and indirect taxes, corporation tax, withholding tax on movable and immovable property, value added tax, taxes on insurance premiums, municipal taxes, regional taxes, payroll taxes, customs, registration and stamp duties, social security contributions and including any interest for late payment, penalties, surcharges and fines.

“Third Installment of the Fixed Portion of the Provisional Purchase Price” shall be 145,017 EUR (one hundred forty-five thousand and seventeen Euros).

“Third Installment of the Fixed Portion of the Provisional Purchase Price” shall mean December 31, 2021 unless modified by Clause 4.5.7.

“Transaction” means the sale and purchase of the Shares between the Sellers and the Purchaser in accordance with the terms of this Agreement.

“Transition Earn-Out Amount” has the meaning set out in Clause 3.4.4.

“Vendor Loan (Current Portion)” Vendor Loan (Long Term Portion) as defined in Clause 3.2.5.2.

“Vendor Loan (Long Term Portion)” Vendor Loan (Long Term Portion) as defined in Clause 3.2.5.1.

“Vendor Loan” means the 1,500,000 EUR (one million five hundred thousand Euros) loan with an outstanding principal amount of 900,000 EUR (nine hundred thousand Euros) plus accrued interest of 54,936 EUR (fifty-four thousand nine hundred thirty-six Euros) that was granted by the Former Shareholder to the Company pursuant to the share option agreement dated 27 March 2015 in respect of the acquisition of 57,504 shares in WOORANK SPRL, which was registered in the Crossroads Bank for Enterprises under the number BE0838.036.547, and was later absorbed by the Company through the Merger.

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“Working Capital” means the Company’s Current Assets minus the Company’s Current Liabilities calculated in accordance with the methods of Schedule 16.

1.2	Interpretation

1.2.1

The titles and headings included in this Agreement are for convenience only and do not express in any way the intended understanding of the Parties. They shall not be taken into account in the interpretation of the provisions of this Agreement.

1.2.2	The Schedules to this Agreement form an integral part thereof and any reference to this Agreement includes the Schedules and vice versa.

1.2.3

The original version of this Agreement has been drafted in English. Should this Agreement be translated into French, Dutch or any other language, the English version shall prevail among the Parties to the fullest extent permitted by Belgian law, provided, however, that whenever French and/or Dutch translations of certain words or expressions are contained in the original English version of this Agreement, such translations shall be conclusive in determining the Belgian legal concept(s) to which the Parties intended to refer.

1.2.4

When using the expressions "shall use its best efforts" or "shall use its best endeavors" (or any similar expression or any derivation thereof) in this Agreement, the Parties intend to refer to the Belgian law concept of "obligation de moyens" / "middelenverbintenis".

1.2.5

When using the words "shall cause" or "shall procure that" (or any similar expression or any derivation thereof), the Parties intend to refer to the Belgian law concept of "porte-fort" / "sterkmaking".

1.2.6

The words "herein", "hereof", "hereunder", hereby", "hereto", "herewith" and words of similar import shall refer to this Agreement as a whole and not to any particular clause, paragraph or other subdivision.

1.2.7	The words "include", "includes", “including" and all forms and derivations thereof shall mean including but not limited to.

1.2.8	All terms defined in this Agreement shall have the same meaning regardless of whether they are used in the singular or plural number

1.2.9

The time limits referred to in this Agreement shall be calculated from midnight to midnight. They shall be calculated from the day following the day of the act or event giving rise to it. The day of the due date shall be included in the time limit. Where the due date is a Saturday, Sunday or statutory holiday in Belgium, it is postponed to the next Business Day at the latest. All time limits are calculated in calendar days, unless otherwise stipulated in this Agreement. Periods established in months or years are calculated from the date to the day before the date.

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1.2.10	Unless otherwise provided herein, all references to a fixed time of a day shall mean Brussels time.

1.2.11

When a Sellers’ Representation is made “to the knowledge of the Sellers" or is qualified by any similar expression, reference is made to facts of which any one of the Sellers has knowledge, it being further understood that the Sellers shall be deemed to:

1.2.11.1

have conducted a thorough review of the facts alleged in the relevant Sellers’ Representation, with the assistance, if necessary, of any competent person within the Company, before making such Sellers’ Representation; and

1.2.11.2

have knowledge of any fact that a reasonably diligent person placed in the same circumstances could be expected to discover in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact.

1.2.12

Save as otherwise provided herein, an action or transaction taken or entered into by a company (including in particular the Company) shall be deemed to have been taken or entered into in the "ordinary course of business" only if such action or transaction falls within the scope of operational activities of such company as previously carried out, but excluding actions or transactions which are unrelated to the operational activities of the company as previously carried out.

2.	SALE AND PURCHASE OF THE SHARES

2.1	The Shares

2.1.1

Subject to the terms and conditions of this Agreement, each of the Sellers hereby sells to the Purchaser, such number of shares in the Company, as set out in Clause 2.1.2, and the Purchaser hereby purchases all of these shares from the Sellers.

2.1.2	The shares in the Company sold to the Purchaser pursuant to this Agreement (the "Shares") are divided as follows:

(i)	100,832 registered shares, numbered from 1 to 99,999 and 100,001 to 100,833, owned by Boris Demaria; and

(ii)	8,822 registered shares, numbered 100,000 and from 100,834 to 109,654, owned by Placido Demaria; and

(iii)	7,341 registered shares, numbered from 109,655 to 116,995, owned by Nils De Moor; and

(iv)	650 registered shares, numbered from 116,996 to 117,645, owned by Gilles Collard.

2.1.3	The ownership of the Shares shall be transferred to the Purchaser on the Closing Date against payment of the First Installment of the Fixed Portion of the Provisional Purchase Price.

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2.1.4

On the Closing Date, the Purchaser shall acquire the Shares free and clear of all pledges, claim, charge, mortgage warrant, lien, security interests, usufructs ("usufruit"/"vruchtgebruik"), options or third party rights of any kind.

2.1.5	The sale contemplated hereunder is indivisible and it shall be valid only if it applies to all of the Shares; no partial enforcement shall be allowed.

2.2	Rights attaching to the Shares (Dividends)

The Shares are sold together with all the rights and benefits attached thereto, including the right to the full amount of all dividends which may be allocated to the Shares on the Closing Date as well as any retained earnings.

2.3	Pre-emption Rights

2.3.1

Each of the Sellers hereby expressly and irrevocably waives any and all rights of pre-emption over the Shares conferred either by the articles of association of the Company or any agreement (including any shareholders' agreement).

2.3.2	Each of the Sellers expressly and irrevocably waives the application of article 13 of the articles of association of the Company, and any rights he may derive from it.

2.4	No shareholders’ agreements

Each of the Sellers hereby declares that he did not enter into any shareholders’ agreement regarding the Shares. For the avoidance of doubt, the Sellers hereby acknowledge and confirm that the shareholders’ agreement in relation to the shares in WOORANK SA, (registered in the Crossroads Bank for Enterprises under the number BE0838.036.547) dated 25 May 2016 was terminated.

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3.	PURCHASE PRICE

3.1	Purchase Price

3.1.1	The estimated Company value shall be 3,300,000 EUR (three million three hundred thousand Euros) (the “Provisional Enterprise Value”).

3.1.2

The provisional purchase price shall be equal to the Provisional Enterprise Value minus the Provisional Structured Debt (Long-Term Portion) plus the Provisional Working Capital (the "Provisional Purchase Price"). The Provisional Purchase Price shall be increased or decreased, as the case may be, pursuant the price adjustment procedures set out in Clause 3.2.

3.1.3	The final purchase price for the Shares (the “Final Purchase Price”) shall be equal to the sum of:

(i)	the Fixed Portion of the Purchase Price, as determined in Clause 3.3; and

(ii)	the Earn-Out Amounts calculated pursuant to Clause 3.4.

3.2	Adjustment of the Provisional Purchase Price Post Closing

The Provisional Purchase Price shall be adjusted post-Closing as follows:

3.2.1	The adjusted purchase price shall be equal to the 2020 Enterprise Value minus the Closing Structured Debt (Long-Term Portion) plus the Closing Working Capital (the "Adjusted Purchase Price").

3.2.2	The “Price Adjustment Amount” shall be the difference between the Adjusted Purchase Price and the Provisional Purchase Price.

3.2.3

The 2020 Enterprise Value, the Closing Structured Debt and the Closing Working Capital, and, accordingly, the Price Adjustment Amount shall be determined by the Parties or, as the case may be, the Independent Expert in accordance with the procedure set out in Clauses 3.2.4 to 3.2.15.

3.2.4	For the purposes of determining the Price Adjustment Amount, the Parties or, as the case may be, the Independent Expert shall apply:

3.2.4.1	The principles and definitions set out in this Agreement;

3.2.4.2	Belgian accounting laws and regulations;

3.2.4.3	Belgian generally accepted accounting principles.

3.2.5	In addition, in determining the Price Adjustment Amount, the Parties or, as the case may be, the Independent Expert shall not change the value of the following items as shown in Schedule 16:

3.2.5.1	Vendor Loan (Current Portion) shall be 631,635 EUR (six hundred thirty one thousand six hundred thirty-five Euros); and

3.2.5.2	Vendor Loan (Long-Term Portion) shall be 323,301 EUR (three hundred twenty-three thousand three hundred and one Euros).

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3.2.6

The Purchaser shall deliver the Closing Accounts (including a calculation of the Price Adjustment Amount) to the Sellers within forty-five (45) days following the approval of the Company’s annual accounts for the financial year ending on 31 December 2020.

3.2.7

The Sellers shall within forty-five (45) days after the delivery by the Purchaser of the Closing Accounts (including a calculation of the Price Adjustment Amount) (the "Verification Period"), perform such verification with respect to the Closing Accounts (including a calculation of the Price Adjustment Amount) as the Sellers shall deem useful, at the Sellers’ sole expense. On the basis of such review, the Sellers may during a fifteen-day period following the Verification Period propose in writing to the Purchaser (the "Notice of Objection") such adjustments, if any, as shall in the Sellers’ judgment be required to determine the Company's net asset value in accordance with the rules set out in Clauses 3.2.4 and 3.2.5. The Notice of Objection shall contain a statement of the basis of the Sellers’ objection.

3.2.8

If within fifteen (15) days following the Verification Period, the Sellers have not given the Purchaser a Notice of Objection, then the Sellers shall be deemed to agree with the Price Adjustment Amount provided by the Purchaser.

3.2.9

If the Sellers have given the Purchaser a Notice of Objection in accordance with Clause 3.2.7, the Parties shall attempt to resolve the issues in dispute and to agree on the Price Adjustment Amount, in which case such agreed amount shall constitute the Price Adjustment Amount.

3.2.10

If the Parties shall not be able to reach an agreement within fifteen days, the Parties hereby jointly appoint Grant Thornton Belgium, represented by Mr. Steven Pazen with offices at Potvlietlaan 6, B-2600 Antwerp, Belgium, or any other representative the Purchaser deems fit (the "Independent Expert") as third-party expert to resolve the issues in dispute and to determine the Price Adjustment Amount in accordance with the rules set out in this Clause 3.2.

3.2.11

In determining the Price Adjustment Amount, the Independent Expert shall limit his inquiry to the issues in dispute, i.e. to those items in the Closing Accounts or the calculation provided by the Purchaser to which the Sellers have objected in the Notice of Objection.

3.2.12

Not later than five (5) days after the appointment of the Independent Expert, the Purchaser shall deliver (i) the Closing Accounts to the Independent Expert (together with the calculation of the Price Adjustment Amount) and (ii) the Notice of Objection to the Independent Expert.

3.2.13

The Independent Expert shall determine the Price Adjustment Amount and shall notify the Parties of such determination (with such notice to include a statement of the basis of the Independent Expert's determination), within thirty days after his appointment. The Price Adjustment Amount as determined by the Independent Expert shall be binding upon the Parties (in accordance with Article 1592 of the Belgian Civil Code), except in the case of manifest error or fraud.

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3.2.14	All correspondence between the Parties and/or the Independent Expert with regard to the determination of the Price Adjustment Amount shall be in English.

3.2.15	The Purchaser and the Sellers shall each bear 50% of the Independent Expert's fees.

3.3	Fixed Portion

3.3.1

The fixed portion of the Provisional Purchase Price shall be equal to an amount of 60% of (Provisional Enterprise Value minus the Provisional Structured Debt (Long-Term Portion)) plus 100% of the Provisional Working Capital (the “Fixed Portion of the Provisional Purchase Price”).

3.3.2

The fixed portion of the Purchase Price shall be equal to an amount of 60% of (Closing Enterprise Value minus the Closing Structured Debt (Long-Term Portion)) plus 100% of the Closing Working Capital (the “Fixed Portion of the Purchase Price”).

3.4	Earn-Out Amounts

The Sellers shall be entitled to a (i) Retention Earn-out Amount, (ii) a Data Earn-Out Amounts and (iii) an Excluded Assets Earn-Out Amount, and Boris Demaria shall furthermore be entitled to a Transition Earn-Out Amount (the “Earn-Out Amounts”), subject to the terms and conditions of this Clause 3.4.

3.4.1	Retention Earn-Out Amount

3.4.1.1

As part of the Final Purchase Price, the Sellers shall receive an earn-out amount based on the gross revenues retained by the Company or generated organically by the Company’s web site during the first year after Closing and calculated pursuant to Clause 3.4.1.2 and 3.4.1.3 (the “Retention Earn-Out Amount”).

3.4.1.2	For the purposes of defining the Retention Earn-Out Amount the following terms shall be used:

(a)	The “Target Retention Earn-Out Amount” shall be the amount equal to the Adjusted Purchase Price minus the Fixed Portion of the Purchase Price.

(b)	The “Closing MRR” shall be the average monthly gross revenue of the Company for the last quarter of 2020.

(c)	The “Target MRR” shall be 80% of the Closing MRR.

(d)	The “Closing Products” shall be the products sold by the Company at the time of Closing or any derivative thereof whose primary functionality is based on such products.

(e)

The “Bridgeline Attributed Customers” are customers of Closing Products who are not customers of the Closing Products at the time of Closing and either (i) are customers of the Purchaser’s Group prior to the Closing but not customers of the Company, or (ii) become customers of Closing Products after Closing from a direct and paid for advertising campaign of the Purchaser’s Group that is trackable as the source who introduced the customer to the Closing Product such as a Google AdWords or a paid referral Website, a mass email campaign to Purchaser’s Group email database with trackable hyperlinks, prospective customers sourced from one of the Purchaser’s Group’s websites other than Woorank.com or any other internet site to which Purchaser redirects HTTP requests from Woorank.com, or a commissioned partner of the Purchaser’s Group promoting the Closing Products.

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(f)	The “Bridgeline Public Relations Attributed Revenue” is revenue generated by Closing Products sales that resulted from the Purchaser’s Group public relations and that is determined as follows:

a.	Each day the Purchaser’s Group launches any publicity or marketing event that references the Closing Products shall be called a “Marketing Date”.

b.	A Marketing Date and six successive days shall be called a “Marketing Week”.

c.	The seven days prior to a Marketing Date shall be called a “Pre-Marketing Week”.

d.	During a Marketing Week, all customers who sign up for free trial or purchase a Closing Product who are not Bridgeline Attributed Customers shall be called the “Marketing Week Attributed Customers”.

e.

During a Pre-Marketing Week, all customers who sign up for free trial or purchase a Closing Product who are not Bridgeline Attributed Customers shall be called the “Pre-Marketing Week Attributed Customers”.

f.	The revenue generated from a Marketing Date until 31 December 2021 for a Marketing Date’s Marketing Week Attributed Customers is the “Marketing Week Attributed Revenue” for that Marketing Date.

g.	The revenue generated from a Marketing Date until 31 December 2021 for a Marketing Date’s Pre-Marketing Week Attributed Customers is “Pre-Marketing Week Attributed Revenue” for that Marketing Date.

h.

For each Marketing Date, the “Marketing Date’s Public Relations Attributed Revenue” shall be the maximum of zero and the Marketing Date’s Marketing Week Attributed Revenue minus the Marketing Date’s Pre-Marketing Week Attributed Revenue.

i.	Bridgeline Public Relations Attributed Revenue shall be equal to the sum of the Marketing Date’s Public Relations Attributed Revenue for each Marketing Date.

(g)

The “Earn-Out MRR” shall be the average monthly gross revenue for all Closing Products during the last quarter of 2021 that is not from Bridgeline Attributed Customers minus the average monthly Bridgeline Public Relations Attributed Revenue during the last quarter of 2021.

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3.4.1.3	The Retention Earn-Out Amount shall be equal to the Target Retention Earn-Out Amount times the Earn-Out MRR divided by the Target MRR.

3.4.2	Data Earn-Out Amounts

The Sellers shall be entitled to receive additional payments for the Shares equal to 20% of the gross revenues received by the Purchaser from any sale of raw data in excess of the raw data sales in the calendar year 2020 (packaged as a csv file or other database delivery format or through a programmatic data feed but not delivered within a user interface designed for human consumption) collected by the Closing Products and stored in the Company’s data lake including by not limited to technographic data and data similar to that sold by the company BuiltWith during the business years ending on 31 December 2021 and 31 December 2022 (the "Data Earn-Out Amounts"). Parties expect the amount of the raw data sales for the calender year 2020 to be 33,505.00 EUR (thirty three thousand five hundred and five euros), which is subject to verification.

3.4.3	Excluded Assets Earn-Out Amounts

The Sellers shall be entitled to receive additional payments for the Shares equal to 100% of the net proceeds actually received by the Company from the sale of any of the Excluded Assets (i.e. net of any commissions, taxes, or other expenses incurred by the Company to receive the proceeds of the Excluded Assets). Upon the request of the Sellers, the Purchaser shall cause the Company to assign its rights in respect of the Excluded Assets, as far as possible, to the Sellers, in which case the Sellers shall bear all costs related to such assignment.

3.4.4	Transition Earn-Out Amount

3.4.4.1

Boris Demaria shall be entitled to receive additional payments for the Shares equal to EUR 150,000 (one hundred and fifty thousand Euro) and $80,000 (eighty thousand Dollars) which at the Purchaser’s sole discretion may be paid with 20,000 shares of the Guarantor common stock, par value $0.001 per share (“Guarantor Common Stock”) issued under the conditions described in Clause 3.4.4.2 below as compensation to making himself available for a period of one (1) year as from the Closing Date to address any questions from the Company’s personnel and from the Purchaser in respect of the Company and its Business (the “Transition Earn-Out Amount”).

3.4.4.2

Boris Demaria agrees and acknowledges that, in the event he receives any shares of Guarantor Common Stock as payment of any amounts owed to him pursuant to this Agreement, such shares of Guarantor Common Stock will be acquired for investment purposes only and not with a view to the resale or distribution of any part thereof, and that Boris Demaria will not offer, sell or otherwise dispose of shares of Guarantor Common Stock that may be issued to him pursuant to this Agreement other than in compliance with all applicable laws, including, if applicable, Rule 144 promulgated under the United States Securities Act of 1933, as amended (the “Securities Act”). Boris Demaria also understands that any shares of Guarantor Common Stock issued to him pursuant to this Agreement are “restricted securities” under the Securities Act. Any shares of Guarantor Common Stock issued to Boris Demaria pursuant to this Agreement will be stamped or imprinted with a legend in substantially the following form:

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“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR UNLESS BRIDGELINE DIGITAL, INC. SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT THE REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.”

3.5	Payment of the Final Purchase Price

3.5.1	Payment and allocation

3.5.1.1	The Purchaser shall pay any amount due to any of the Sellers under this Agreement, including any payment of the Final Purchase Price, by wire transfer to the accounts designated by the Sellers:

(i)	For Boris Demaria: account held with KEYTRADE BANK, with account number IBAN BE74 6511 4888 5407 (BIC KEYTBEBB).

(ii)	For Placido Demaria: account held with BNP PARIBAS FORTIS BANK, with account number IBAN BE97 0011 0300 1649 (BIC GEBABEBB).

(iii)	For Nils De Moor: account held with KEYTRADE BANK, with account number IBAN BE81 6511 4690 8324 (BIC KEYTBEBB).

(iv)	For Gilles Collard: account held with ING BANK, with account number IBAN BE37 6300 2366 4928 (BIC BBRUBEBB).

3.5.1.2

Any shares granted to Boris Demaria as part of the Transition Earn-Out Amount as referred to in Clause 3.5.3.5(ii) shall be transferred to Boris Demaria’s securities account held with KEYTRADE BANK, with account number 7224248.

3.5.1.3	Unless provided otherwise, any payment of the Final Purchase Price shall be paid pro rata to the Sellers’ respective shareholdings as set out in Clause 2.1.2.

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3.5.1.4	Any payment made by the Purchaser pursuant to Clause 3.5.1.3 shall fully discharge the Purchaser of such payment obligation under this Agreement.

3.5.2	Payment of the Fixed Portion

3.5.2.1

Subject to the conditions precedent and conditions subsequent set out in Clause 4, the Purchaser shall pay an amount equal to the First Installment of the Fixed Portion of the Provisional Purchase Price to the Sellers on the Closing Date (by wire transfer value date the Closing Date) as follows:

(i)

138,000 EUR (one hundred and thirty-eight thousand Euros) to the Corum bank account held with CREDIT SUISSE, with account number IBAN CH33 0483 5087 4485 9200 0 (Swift code CRESCHZZ80A) (the “Corum Bank Account”); and

(ii)	the balance pro rata to the bank accounts of the Sellers as set out in Clause 3.5.1.

3.5.2.2

If the Price Adjustment Amount is greater than 0 EUR (zero Euros), the Purchaser shall pay 60% of the Price Adjustment Amount to the Sellers within thirty (30) days after the final determination of the Price Adjustment Amount in accordance with Clause 3.2, by wire transfer of immediately available funds to the accounts designated by the Sellers, subject to Clause 3.6 (Set-Off).

3.5.2.3

If the Price Adjustment Amount is less than 0 EUR (zero Euros) and greater than negative 100,000 EUR (negative one hundred thousand Euros) ( -100,000 EUR < Price Adjustment Amount < 0 EUR), the Sellers shall reimburse 60% of the Price Adjustment Amount to the Purchaser within thirty (30) days after the final determination of the Price Adjustment Amount in accordance with Clause 3.2, by by set-off against any future amounts due by the Purchaser (e.g. Retention Earn-Out Early Installment Amount , Second Installment of the Fixed Portion of the Provisional Purchase Price, or the Earn-Out Amounts).

3.5.2.4

If the Price Adjustment Amount is less than or equal to negative 100,000 EUR (negative one hundred thousand Euros) (Price Adjustment Amount < -100,000 EUR), the Sellers shall reimburse 60% of the Price Adjustment Amount to the Purchaser within thirty (30) days after the final determination of the Price Adjustment Amount in accordance with Clause 3.2, by wire transfer of immediately available funds to the account designated by the Purchaser.

3.5.2.5

The Purchaser shall pay an amount equal to the Second Installment of the Fixed Portion of the Provisional Purchase Price to the Sellers no later than 31 (thirty-one) days after the Second Installment of the Fixed Portion of the Provisional Purchase Price Date pro rata to the bank accounts of the Sellers as set out in Clause 3.5.1 and subject to the set-off provided in Clause 3.5.2.4 and in Clause 3.6.

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3.5.2.6

The Purchaser shall pay an amount equal to the Third Installment of the Fixed Portion of the Provisional Purchase Price to the Sellers no later than 31 (thirty-one) days after the Third Installment of the Fixed Portion of the Provisional Purchase Price Date subject to the set-off provided in Clause 3.5.2.4 and in Clause 3.6. Such amount shall be paid as follows if and to the extent still available after the aforementioned set-off:

(i)	28,889 EUR (twenty-eight thousand eight hundred and eighty nine Euros) to the Corum Bank Account; and

(ii)	the balance pro rata to the bank accounts of the Sellers as set out in Clause 3.5.1.

3.5.3	Payment of the Earn-Out Amounts

3.5.3.1

If the Retention Earn-Out Early Installment Revenue is greater than the Retention Earn-Out Early Installment Threshold, the Retention Earn-Out Early Installment Amount shall be paid within 60 (sixty) days of the Retention Earn-Out Early Installment Date.

3.5.3.2

The Retention Earn-Out Balance shall be paid to the Sellers within 100 days following the Retention Earn-Out Balance Date, of which - as the case may be - 28,889 EUR (twenty-eight thousand eight hundred and eighty nine Euros) will be paid to the Corum Bank Account and the balance pro rata to the bank accounts of the Sellers as set out in Clause 3.5.1.

3.5.3.3	The Data Earn-Out Amounts shall be paid to the Sellers on a half-year basis, each time at the end of the second month following a relevant half-year.

3.5.3.4	The Excluded Assets Earn-Out Amounts shall be paid to the Sellers each time at the end of the month following a relevant quarter in which the Company received said net proceeds.

3.5.3.5	The Transition Earn-Out Amount shall be paid as follows:

(i)	12 payments of 12,500 EUR on the 1st and the 15th of each month as from 15 February 2021 onwards; and

(ii)	the 20,000 shares of the Guarantor common stock shall be granted to Boris Demaria no later than March 31, 2021.

3.6	Set-off (“Compensation” / “Schuldvergelijking”)

3.6.1

The Price Adjustment Amount, the Second Installment of the Fixed Portion of the Provisional Purchase Price, the Third Installment of the Fixed Portion of the Provisional Purchase Price, any Earn-Out Amount which has fallen due pursuant to Clause 3.4, or any other amount which has fallen due in favour of any of the Sellers under this Agreement (including the Boris Demaria Loan and the Management Agreement with Nils De Moor) or otherwise, shall be set off against any amount payable by the Sellers to the Purchaser or the Company pursuant to Clause 8 or any other provision of this Agreement, that has remained unpaid, in whole or in part, after its due date. If the Price Adjustment Amount, the Second Installment of the Fixed Portion of the Provisional Purchase Price, the Third Installment of the Fixed Portion of the Provisional Purchase Price or an Earn-Out Amount or any other amount due by the Purchaser or the Company, exceeds the amount due by the Sellers, the excess amount shall be paid by the Purchaser or the Company to the Sellers within fifteen (15) days in accordance with the instructions as shall be notified to the Purchaser by the Sellers. In the reverse situation, the excess amount shall be paid by the Sellers to the Purchaser in accordance with Clause 8.4.

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3.6.2

If, prior to the due date of any Earn-Out Amount, the Price Adjustment Amount, the Second Installment of the Fixed Portion of the Provisional Purchase Price, the Third Installment of the Fixed Portion of the Provisional Purchase Price or any other amount due by the Purchaser or the Company, a Claim has been brought by the Purchaser or the Company against the Sellers in accordance with Clause 8 or any other provision of this Agreement, but has not been accepted by the Sellers or deemed to be accepted by the Sellers pursuant to Clause 8.3.5, the Purchaser and/or the Company shall be entitled to pay the Price Adjustment Amount, the Second Installment of the Fixed Portion of the Provisional Purchase Price, the Third Installment of the Fixed Portion of the Provisional Purchase Price, the Earn-Out Amounts or any other amount due to the Sellers on its due date, after deduction of an amount equal to the amount of the Claim. The Purchaser and/or the Company shall be entitled to withhold the deducted amount until such time as (i) the Purchaser and/or the Company and the Sellers have agreed on the amount (if any) due by the Sellers to the Purchaser or the Company in respect of such a Claim or (ii) a final decision of an arbitration panel has been rendered on the merits of the Claim in accordance with Clause 12.2 (Arbitration). If the Claim is agreed or determined to be justified (in whole or in part), the withheld amount shall be set off against the amount payable by the Sellers to the Purchaser and/or the Company. Should the withheld amount exceed the amount due by the Sellers, the excess amount shall be paid by the Purchaser and/or the Company to the Sellers within fifteen (15) days in accordance with the instructions as shall be notified to the Purchaser by the Sellers. In the reverse situation, the excess amount shall be paid by the Sellers to the Purchaser and/or the Company in accordance with Clause 8.4.

3.7	Corporate Guarantee

The Guarantor agrees and undertakes to guarantee the good and complete performance by the Purchaser of any and all of its obligations under this Agreement. This guarantee is given jointly and severally (“solidairement / hoofdelijk”) with the Purchaser for as long as the Purchaser remains bound by any obligations to the Sellers under this Agreement.

4.	CONDITIONS PRECEDENT AND CONDITIONS SUBSEQUENT

4.1	General Principle

The obligations of the Purchaser to purchase the Shares from the Sellers and to pay the Final Purchase Price as set out in Clauses 2 and 0 are subject to (i) the satisfaction on February 10, 2021 at the latest, or such other date as the Parties may agree, of each of the conditions precedent set out in Clauses 4.2(any of which may be waived by the Purchaser, in whole or in part in accordance with Clause 4.5), and (ii) the absence of each of the conditions subsequent set out in Clause 4.3 on Closing (any of which may be waived by the Purchaser, in whole or in part in accordance with Clause 4.5).

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4.2	Conditions Precedent

4.2.1

All of the Sellers' Representations have been true, accurate, complete and not misleading in all respects as of the Date of this Agreement and must be true, accurate, complete and not misleading in all material respects as of the Closing Date as if made on the Closing Date.

4.2.2	All of the Sellers' covenants set out in Clause 6 have been duly performed in all respects.

4.2.3

Belfius Bank and Crelan Bank each have consented to the Transaction, waived possible breaches and confirmed the continuation of the Company's banking relations and of the loans granted to the Company, in particular:

4.2.3.1	The credit agreement n° 071-0555635-80 with Belfius Bank dated June 10, 2015;

4.2.3.2	The credit agreement n° 071-0600223-48 with Belfius Bank dated June 4, 2018;

4.2.3.3	The credit agreement n° 071-0611914-02 with Belfius Bank dated December 27, 2018; and

4.2.3.4	The credit agreement n° 103-8539394-67 with Crelan Bank dated April 17, 2020.

4.2.4

The Company has entered into a final written settlement agreement with the Former Shareholder, substantially in the form of the draft attached as Schedule 1 (the “Settlement Agreement Former Shareholder”).

4.2.5	Belfius Bank has consented to the amendments of the Vendor Loan as set out in the Settlement Agreement Former Shareholder, a draft copy of which is attached as Schedule 1.

4.2.6	The Company has entered into an agreement with Boris Demaria to amend the Boris Demaria Loan substantially in the form of the draft attached as Schedule 6.

4.2.7	The completion of the Carve-Out by the Sellers in accordance with the terms and conditions set out in Schedule 7.

4.2.8	The Company has updated its policies and website in accordance with Schedule 20.

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4.2.9	The attachment made by the Belgian State (Tax authorities) in March 2020 for the non-payment of VAT, for an amount of 3,035 EUR, has been properly released.

4.2.10

The Company has notified the Transaction to Innoviris (RISE) in accordance with article 11.4 of the “Convention relative à l’octroi d’un subside d’un montant maximum de 500.000 € pour la realisation d’un Plan Stratégique ‘Innovation” (the “Innoviris Grant”), and the competent authorities have confirmed that the Innoviris Grant will remain in place entirely after Closing.

4.2.11	The Company has entered into agreements with its employees substantially in the form of the draft attached as Schedule 18.

4.2.12

Without prejudice to Clause 4.2.11, the Company has entered into an addendum to the employment agreement with Mr Jan Potoms, whereby Mr Potoms waives any rights he might have of non-recurring result linked benefits in accordance with CBA n° 90.

4.2.13	The Company has entered into agreements with its self-employed consultants or freelancers, amending their respective agreements substantially in the form of the draft attached as Schedule 19.

4.2.14	The Purchaser has been fully incorporated.

4.3	Conditions subsequent

The Purchaser shall not have any obligation to proceed with the Closing if one of the following events occurs before or on the Closing Date:

4.3.1	the occurrence of a Material Adverse Event;

4.3.2	an attachment or other enforcement measure by a creditor on all or part of the Assets;

4.3.3

any law, judgment or order is acted, promulgated, entered or enforced by any court or government entity which would restrain, prohibit or materially delay consummation of the transactions contemplated by this Agreement.

4.3.4	an admission or declaration of bankruptcy of the Company or resolutions for its dissolution or liquidation.

4.4	Best Efforts concerning the satisfaction of the Conditions Precedent - Notices

4.4.1	The Sellers shall use their best efforts to ensure the due satisfaction of the conditions precedent set out in Clauses 4.2.1 to 4.2.13 as soon as possible.

4.4.2	The Purchaser shall use commercially reasonable efforts to ensure the due satisfaction of the condition precedent set out in Clause 4.2.14.

4.4.3

The Party responsible for the satisfaction of any of the conditions precedent as specified in Clause 4.2 shall promptly give notice to the other Parties of (i) the satisfaction of the relevant conditions precedent or (ii) the occurrence of any action, fact or event that makes or can reasonably be expected to make the satisfaction of any of the conditions precedent impossible or unlikely. This notice shall be given within five (5) days of such Party's becoming aware of the same.

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4.4.4

The Sellers shall promptly give notice to the Purchaser of the occurrence of any of the conditions subsequent specified in Clause 4.3. This notice shall be given within five (5) days of the Sellers’ becoming aware of the same.

4.5	Notification, Waiver and Termination

4.5.1	The Purchaser may notify the Sellers of its intention to waive, where applicable, the conditions precedent referred to in Clause 4.2 and the conditions subsequent referred to in Clause 4.3.

4.5.2

If any of the conditions precedent set out in Clause 4.2 is not satisfied (or waived by the Purchaser) or has become impossible (other than as a result of Purchaser's fault) on the date specified in Clause 4.1, the Purchaser may, in its absolute discretion, terminate this Agreement by giving a five-day advance notice to the Sellers within ten (10) days after the above-mentioned date. After this ten-day period, the Purchaser shall be deemed to have waived its right to terminate this Agreement under this Clause 4.5.2. If an advance notice has been given, this Agreement shall terminate on the earlier of the expiration date of the notice period or the Closing Date.

4.5.3

In the event of Early Reimbursement, the Sellers will have the right to provide Favorable Debt Refinancing to the Company by April 1, 2021 at the latest. The aforementioned right is however without prejudice to the Purchaser’s right to terminate the Agreement at any time in accordance with Clause 4.5.2.

4.5.4

If,Closing takes place in the event of Early Reimbursement, and no Favorable Debt Refinancing is timely obtained in accordance with Clause 4.5.2: an amount up to the Stock Payment Percentage of the following payments to Boris Demaria:

(i)	First Installment of the Fixed Portion of the Provisional Purchase Price

(ii)	Second Installment of the Fixed Portion of the Provisional Purchase Price

(iii)	Third Installment of the Fixed Portion of the Provisional Purchase Price

(iv)	Retention Earn-Out Early Installment Amount

(v)	Retention Earn-Out Balance

may, at Purchaser’s sole discretion, be paid in full or in part by the issuance of shares of Guarantor Common Stock, at a price per share equal to the greater of:

(i)

the closing price of Guarantor Common Stock on the payment due date (or, in the event the payment due date is not a trading day, the last reported per share closing price of Guarantor’s Common Stock), as reported on the Nasdaq Capital Market, and

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(ii)

the lesser of (z) closing price of Guarantor Common Stock on the Date of this Agreement and (y) the average of the per share closing price of the Guarantor Common Stock over the five (5) trading days immediately prior to the Date of this Agreement, each as reported on the Nasdaq Capital Market.

4.5.5

In the event the Purchaser elects to grant shares of Guarantor Common Stock to Boris Demaria pursuant to Clause 4.5.4 above, (i) such shares shall be delivered within five (5) business days of the due date of the associated payment to Boris Demaria’s securities account defined in Clause 3.5.1.2, and (ii) Boris Demaria understands and acknowledges that such shares will be issued under the same conditions as described in Clause 3.4.4.2.

4.5.6

Without prejudice to Clause 4.5.2, in case of Early Reimbursement, any penalty, additional interest, fee, or similar amount that should be paid to the Bank (the “Bank Fees”) shall be deducted from the Final Purchase Price, and will be reflected in the payment of the Third Installment of the Fixed Portion of the Provisional Purchase Price.

4.5.7

In case Early Reimbursement equal to or more than 750,000 EUR (seven hundred fifty thousand Euros) is to be made within 6 (six) months of the Closing Date and notwithstanding any Favorable Debt Refinancing,:

(i)	the First Installment of the Fixed Portion of the Provisional Purchase Price shall be reduced from 275,000 EUR to 200,000 EUR, and

(ii)	the Second Installment of the Fixed Portion of the Provisional Purchase Priceshall shall be increased from 145,017 EUR to 182,517 EUR, and

(iii)	the Third Installment of the Fixed Portion of the Provisional Purchase Price shall be increased from 145,017 EUR to 182,517 EUR, and

(iv)	the following payments from the Purchaser shall be deferred by 6 (six) months:

(1)	the Second Installment of the Fixed Portion of the Provisional Purchase Price, and

(2)	the Third Installment of the Fixed Portion of the Provisional Purchase Price, and

(3)	the Retention Earn-Out Early Installment Amount, and

(4)	the Retention Earn-Out Balance, and

(5)	the Data Earn-Out Amounts, and

(6)	the Excluded Assets Earn-Out Amounts

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4.5.8

In case Early Reimbursement of more than 500,000 EUR (five hundred thousand Euros) and less than 750,000 EUR (seven hundred fifty thousand Euros) is required by the Banks within 6 (six) months of the Closing Date, and notwithstanding any Favorable Debt Refinancing: the following payments from the Purchasershall be deferred by 3 (three) months:

(1)	the Second Installment of the Fixed Portion of the Provisional Purchase Price, and

(2)	the Third Installment of the Fixed Portion of the Provisional Purchase Price, and

(3)	the Retention Earn-Out Early Installment Amount, and

(4)	the Retention Earn-Out Balance, and

(5)	the Data Earn-Out Amounts, and

(6)	the Excluded Assets Earn-Out Amounts

4.5.9

If any of the matters referred to in Clause 4.3 occurs (unless waived in accordance with Clause 4.1 and 4.5), prior to Closing, the Purchaser may, in its absolute discretion, terminate this Agreement by simple notice to the Sellers.

4.6	No Implied Waiver of the Purchaser's Rights and Remedies

The Purchaser's rights and remedies under this Agreement (including the right to bring a claim against the Sellers under Clause 8, including a claim for breach of Sellers’ Representations) shall not be affected by:

4.6.1	The waiver by the Purchaser of any condition precedent based on the accuracy of any Sellers’ Representation or on the performance of any covenant or obligation of the Sellers; or

4.6.2

The delivery by the Purchaser (in accordance with Clause 5.2.2.4) of a written confirmation that all of the conditions precedent set out in Clause 4.2have been satisfied (or waived by the Purchaser) and/or a written confirmation that none of the conditions subsequent set out in Clause 4.3 have occurred (or that they have been waived by the Purchaser).

5.	CLOSING

5.1	Date and Place

The Closing will take place on the Closing Date at the offices of Simont Braun, avenue Louise 250/10, 1050 Brussels or at any other location or in any other way agreed by the Parties.

5.2	Closing Actions

5.2.1	On the Closing Date, the Sellers shall do all of the following (the "Sellers' Closing Actions"):

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5.2.1.1	The Sellers shall deliver to the Purchaser the register of Shares;

5.2.1.2

Each Seller or a duly authorized attorney-in-fact of each Seller shall record the transfer of the Shares owned by such Seller to the Purchaser in the Company's share register, and shall sign the Company's share register to that effect;

5.2.1.3	The Sellers will deliver to the Purchaser:

(i)	a payment receipt for the First Installment of the Fixed Portion of the Provisional Purchase Price;

(ii)	all original books of account, original contracts, correspondence, archives, files, statements of account and, in general, all documents relating to the Company;

(iii)	all bank and credit cards issued in the name of the Company held by the Sellers, as well as bank identifiers;

(iv)

evidence satisfactory to the Purchaser that the sale of the Shares to the Purchaser has been approved by the respective spouses of Placido Demaria (i.e. Micheline Debruyne), Nils de Moor (i.e. Katie Steenackers) and Gilles Collard (i.e. Florence Muls) substantially in the form of the draft document attached as Schedule 8;

5.2.1.4	The Sellers will deliver to the Purchaser:

(i)	Proof confirming that all Payroll Amounts were paid by the Company on both the Provisional Date and on Closing Date.

(ii)	Proof confirming that all Major Vendor Accounts Payable were paid by the Company on both the Provisional Date and on Closing Date.

(iii)

Copy of bank statements as per Closing Date, showing that (i) the difference between the Provisional Cash and the Closing Cash is less than 50,000 EUR and (ii) that the Closing Structured Debt does not exceed the Provisional Structured Debt with 50,000 EUR or more.

5.2.1.5	Boris Demaria shall resign as director of the Company and shall deliver a signed resignation letter, in accordance with the template attached in Schedule 9;

5.2.1.6	Boris Demaria shall enter into a transfer of IP rights agreement substantially in the form of the draft attached as Schedule 4.

5.2.1.7	Nils De Moor shall enter into a management agreement with the Company, substantially in the form of the draft attached as Schedule 5 and shall transfer all IP rights held by him to the Company.

5.2.2	On the Closing Date, the Purchaser shall do all of the following (the "Purchaser's Closing Actions"):

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5.2.2.1	The Purchaser shall pay the First Installment of the Fixed Portion of the Provisional Purchase Price to the Sellers in accordance with Clause 3.3.1;

5.2.2.2

The Purchaser shall cause a special general meeting of the Company to be held to (i) acknowledge the resignation of Boris Demaria as director of the Company and grant provisional discharge (ii) to appoint new directors as designated by the Purchaser;

5.2.2.3	The Purchaser or a duly authorized attorney-in-fact of the Purchaser shall sign the Company's share register to accept transfer of the Shares from the Sellers;

5.2.2.4

The Purchaser shall deliver to the Sellers (i) a written confirmation by the Purchaser that all of the conditions precedents set out in Clause 4.2 have been satisfied (or waived by the Purchaser) and (ii) a written confirmation by the Purchaser that none of the conditions subsequent set out in Clause 4.3 have occurred (or that they have been waived by the Purchaser).

5.2.2.5	On the Closing Date, the Purchaser shall cause the Company to enter into the following agreements:

-	Transfer of IP rights from Boris Demaria to the Company;

-	Management Agreement with Nils De Moor;

substantially in the form of the drafts attached as Schedule 4 and Schedule 5.

5.3	Breach of Closing Actions

5.3.1	The effectiveness of each of the Sellers' Closing Actions is conditional upon the occurrence of all of the Purchaser's Closing Actions and vice-versa.

5.3.2

If any of the Closing Actions does not take place on the Closing Date, then (i) all other Closing Actions that have already taken place shall be deemed null and void and (ii) this Agreement shall automatically terminate with immediate effect.

5.3.3	This Clause 5.3 is without prejudice to any right or remedy available to a Party as a result of any default by the other Party.

6.	COVENANTS OF THE SELLERS PRIOR TO CLOSING

6.1	Collaboration

Between the Date of this Agreement and the Closing Date, the Sellers shall collaborate fully with the Purchaser and shall use their best efforts to cause the Company's management and employees to collaborate fully with the Purchaser in order to prepare and facilitate the change of control over the Company and the Company's integration in the Purchaser's group. The Sellers shall cause the Company to provide the Purchaser with full access to and the right to inspect any information, books and records of the Company.

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6.2	Management of the Company

6.2.1

The Sellers declare that, since 1 January 2020 and until the Closing Date, the Company's governing bodies have managed and will manage the Company in good faith, without taking any action that deviates from the day-to-day management of the Company or that is likely to lead to an unfavourable change in its financial situation.

6.2.2	Between the Date of this Agreement and the Closing Date, the Sellers shall, and shall cause the Company to:

6.2.2.1	conduct the Company's business only in the ordinary course;

6.2.2.2	preserve the Company's business as a going concern, and in particular to:

(i)	preserve the validity of all permits, authorizations, subsidies and grants of the Company;

(ii)	maintain in full force all insurance policies of the Company;

(iii)	preserve the Company's Assets in good operating condition; and

(iv)

to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the Company's relations and goodwill with its customers, suppliers, landlords, creditors and others having business relationships with the Company;

6.2.2.3	notify the Purchaser promptly upon becoming aware of the loss or foreseeable loss of any major customer or supplier; and

6.2.2.4	otherwise report periodically to the Purchaser concerning the status of the business, operations, and finances of the Company.

6.3	Restrictions on the Sellers and the Company

6.3.1

Between the Date of this Agreement and the Closing Date, the Sellers agree and undertake not to approve any resolution in a general meeting of the Company having any of the following purposes, without the Purchaser's prior written consent:

6.3.1.1	declaring any dividend;

6.3.1.2	increasing or decreasing the Company's capital, or making any other amendment to the Company's articles of association;

6.3.1.3	to issue new shares or other securities, to enter into any agreement which could give rise to the issue of such instruments;

6.3.1.4	approving the contribution or the sale by the Company of its business as a whole ("universalité" / "algemeenheid") or of a division of the Company ("branche d'activité" / "bedrijfstak"); or

6.3.1.5	winding-up, merging or demerging the Company.

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6.3.2	Between the Date of this Agreement and the Closing Date, the Sellers shall cause the Company not to do any of the following without the Purchaser's prior written consent:

6.3.2.1

to negotiate, conclude or modify (i) any agreement or understanding of any kind in general if the commitments resulting therefrom for the Company exceed 10,000 EUR and (ii) long term or unusual commitments or contracts;

6.3.2.2	negotiate or conclude the sale, transfer or acquisition in any form whatsoever of any assets or liabilities relating to the conduct of the Company’ business outside the normal course of its business;

6.3.2.3	carry out an action or make a commitment other than as part of the normal and prudent management of the business;

6.3.2.4	enter into, amend or terminate any agreement or commitment, outside the ordinary course of business;

6.3.2.5	hiring or dismissing employees of the Company, or modifying the remuneration of existing staff or their managers (except if required to execute this Agreement);

6.3.2.6	grant any increased compensation or additional compensation (of any nature whatsoever) to any director in excess of what is provided for in the agreement they currently have with the Company;

6.3.2.7	to distribute dividends or “tantièmes” or other remuneration to shareholders or directors of the Company, whatever their qualification;

6.3.2.8

grant any salary increase or additional remuneration (of any nature whatsoever) to any employee in excess of what is provided for in their employment agreement or any applicable collective bargaining agreement;

6.3.2.9	make a change in the accounting methods and practices applied by the Company;

6.3.2.10	jeopardize existing relationships with suppliers and customers of the Company;

6.3.2.11	delay making payment to any trade creditors beyond the date on which payment of the relevant trade debt should be paid in accordance with credit periods authorized by the relevant creditors;

6.3.2.12	enter into, amend or terminate any lease agreement in respect of the offices leased by the Company from any third party;

6.3.2.13	relocate its registered office or any other place of business in Belgium or abroad;

6.3.2.14	declare any interim dividend by a board resolution;

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6.3.2.15	create security interests, grant any loan or advance, indemnity, remuneration, bonus or other benefit to the officers or directors of the Company;

6.3.2.16	negotiate or conclude any agreement relating to real or personal rights, charges or easements or any other agreement relating to real property, except if required to execute this Agreement;

6.3.2.17	negotiate or enter into any commitment, representation or guarantee in respect of any indebtedness or borrowing, except if required to execute this Agreement;

6.3.2.18

institute any civil, criminal, arbitration, or other proceedings; or settle, or otherwise take any action to release or reduce any rights of the Company in respect of any litigation in which the Company is a defendant, except if required to execute this Agreement;

6.3.2.19	to enter into any agreement or commitment to do any of the above.

6.3.3

Between the Date of this Agreement and the Closing Date, the Sellers shall refrain from and shall cause the Company to refrain from soliciting or encouraging, or permitting their Representatives, to solicit or encourage other bids for the Company.

6.4	Notification of Breaches of Sellers' Representations

6.4.1

Between the Date of this Agreement and the Closing Date, the Sellers shall promptly give notice to the Purchaser of the occurrence of any action, fact or event that results or can reasonably be expected to result in any of Sellers' Representations being untrue, inaccurate, incomplete or misleading as of the Date of this Agreement or the Closing Date. This notice shall be given within five days of the Sellers' becoming aware of the occurrence of such action, fact or event and in any event prior to the Closing Date, and shall set out the details of such action, fact or event.

6.4.2	The Sellers shall make (at their own cost) any investigation concerning such relevant action, fact or event as the Purchaser may reasonably require.

6.5	Notification of Breaches of Sellers' Covenants

Between the Date of this Agreement and the Closing Date, the Sellers shall promptly give notice to the Purchaser of the occurrence of any action, fact or event that constitutes or can reasonably be expected to constitute a breach of any of the Sellers' covenants contained in this Clause 6. This notice shall be given within five days of the Sellers' becoming aware of the occurrence of such action, fact or event and in any event prior to the Closing Date, and shall set out the details of such action, fact or event.

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7.	REPRESENTATIONS AND WARRANTIES

7.1	Sellers’ Representations

7.1.1

Subject to Clause 7.2, the Sellers represent and warrant to the Purchaser as of the Date of this Agreement that the Sellers’ Representations in the terms set out in Schedule 3 are true, accurate, complete and not misleading.

7.1.2

The Sellers acknowledge that the Sellers’ Representations have had a conclusive effect ("un caractère déterminant" / "een doorslaggevende invloed") on the Purchaser's decision to purchase the Shares and to enter into this Agreement.

7.1.3	Each of the Sellers’ Representations shall be separate and independent and shall not be limited by reference to any other provision of Schedule 3.

7.1.4	The Sellers warrant to the Purchaser that the Sellers’ Representations shall be true, accurate, complete and not misleading on the Closing Date, as if they had been repeated on the Closing Date.

7.2	Sellers' Disclosures

The contents and scope of each Sellers’ Representations shall be limited only by the following:

(i)	those matters which are set out in the Clause containing such Sellers’ Representation; and

(ii)

the information which is fully, fairly, explicitly, specifically and unambiguously disclosed in the Disclosed Information, (in a manner readily understandable from the face of it for any reasonable purchaser without prior knowledge of the business of the Company and in such detail as to enable a reasonable purchaser to understand all implications of such matter for the Company and its business).

7.3	Effect of Purchaser's Knowledge

The Purchaser's right to bring a claim against the Sellers under Clause 8 shall not be affected by:

(i)	any information that the Purchaser and/or its Representatives obtained or could reasonably have obtained in the course of conducting their audits and due diligence investigations of the Company; or

(ii)	any other information known to the Purchaser;

unless such information has been disclosed to the Purchaser pursuant to Clause 7.2.

7.4	Sellers' Waiver of Rights against the Company

The Sellers hereby agree to waive with effect from the Closing Date any rights, remedies or claims which they may have in respect of any inaccuracy or omission in any information or advice supplied or given by the Company in connection with assisting the Sellers in the making of any Representation, the preparation of the Data Room or any other Disclosed Information.

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7.5	Purchaser’s and Guarantor’s Representations

7.5.1

The Purchaser and the Guarantor represent and warrant to the Sellers as of the Date of this Agreement that the Guarantor’s Representations in the terms set out in Clause 2 of Schedule 2 are true, accurate, complete and not misleading.

7.5.2

The Purchaser and the Guarantor warrant to the Sellers that the Purchaser’s and Guarantor’s Representations in the terms set out in Schedule 2 shall be true, accurate, complete and not misleading on the Closing Date, as if they had been repeated on the Closing Date.

7.5.3

The Purchaser and the Guarantor undertake to indemnify the Sellers for Losses suffered by the Sellers as a result of any breach of the Purchaser’ and Guarantor's Representations, and which would not be suffered in cash the Purchaser’ and Guarantor's Representations would have been true and accurate in all respects.

8.	INDEMNIFICATION

8.1	Principles

8.1.1	General indemnification obligations

Subject to the limitations and other conditions set out in this Clause 8, the Sellers agree and undertake to indemnify the Purchaser or, if the Purchaser so chooses, the Company (a "Beneficiary" and together with the Purchaser, the "Beneficiaries") for any Loss:

8.1.1.1	which would not have been incurred, borne or made by them if every Sellers’ Representation had been true, accurate, complete and not misleading;

8.1.1.2

resulting or arising from any liability ("passif" / "passiva"), obligation or debt (of whatever nature) of the Company having a cause or origin prior to the Interim Accounts' closing date and which have not been accounted for, or sufficiently accounted for, in the Interim Accounts; or

8.1.1.3	resulting or arising from any overstatement of an asset in the Interim Accounts or any reduction in the value of the Assets arising from a cause or origin prior to the Interim Accounts' closing date.

8.1.2	Specific indemnification obligations

8.1.2.1	The Sellers agree and undertake to indemnify the Beneficiaries for any Loss resulting or arising from:

(i)	any non-compliance prior to the Closing Date by the Company with GDPR or any other data protection rules or regulations (notwithstanding any other Clause in this Agreement);

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(ii)

any non-compliance by the Company of its obligations in respect of the Excluded Assets, and or any other liability incurred by the Company in connection with the Excluded Assets (notwithstanding any other Clause in this Agreement);

(iii)	the Carve-Out (notwithstanding any other Clause in this Agreement);

(iv)	the Merger (notwithstanding any other Clause in this Agreement);

(v)	any Tax related to the period prior to Closing, as provided in Schedule 10, (notwithstanding any other Clause in this Agreement);

(vi)

any omission of disclosure of information that should be disclosed to the Banks contractually or otherwise, or any incomplete, incorrect or misleading disclosure of information to the Banks prior to Closing.

8.1.2.2

Notwithstanding any other provision in this Agreement, for the avoidance of doubt, the limitations contained in Clauses 8.2.1, 8.2.2, 8.2.3 and 8.2.5 shall not apply to any claim made in respect of any of the Specific indemnification obligations contained in Clause 8.1.2.1.

8.1.2.3

For the avoidance of doubt, the Parties confirm that the Specific indemnification obligations contained in Clause 8.1.2.1 shall not in any way be qualified by the Data Room, the Disclosed Information or any other valid disclosure against the Sellers’ Representations, or by any other fact or circumstance.

8.1.2.4

The existence of any provisions in any of the Company’s accounts shall be without incidence on the Purchaser’s rights under the Specific indemnification obligations contained in Clause 8.1.2.1 and any such provisions shall not be subtracted from any amount to which the Purchaser may be entitled under the relevant Special indemnification obligation. For the avoidance of doubt, Clause 8.1.12 (Provisions) shall not apply to any claim made in respect of any of the Specific indemnification obligations contained in Clause 8.1.2.1.

8.1.2.5

The Seller’s total liability for GDPR non-compliance by the Company prior to Closing, as defined in Clause 8.1.2.1(i) shall be limited to the amount of the Final Purchase Price and the Purchaser's right to file a Claim in respect thereof shall expire five years from the Closing Date.

8.1.3	Computation of Losses incurred by the Purchaser

For the purposes of this Clause 8, any Loss incurred by the Company shall be deemed to be incurred by the Purchaser in the same amount, unless the Purchaser establishes that it has suffered a higher Loss.

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8.1.4	Nature of any Payment to Purchaser

Any amount paid by the Sellers to the Purchaser under this Clause 8 shall constitute a reduction of the Final Purchase Price.

8.1.5	Tax Gross-Up

If any tax authority imposes a Tax on any amount payable by the Sellers to any Beneficiary under this Clause 8, the amount so due by the Sellers shall be increased by an amount equal to the Tax, so that after payment of such Tax, the Purchaser shall receive an amount equal to the amount that should have been paid by the Sellers under the Claim.

8.1.6	Contingent Claims

The Purchaser may validly make a Claim regarding a conditional or contingent debt, even if it is not yet due and payable.

8.1.7	Company as Third Party Beneficiary

The Company is hereby constituted third party beneficiary pursuant to Article 1121 of the Belgian Civil Code ("stipulation pour autrui" / "beding ten behoeve van een derde") for the purposes of this Clause 8.

8.1.8	Assignment of Sellers' Representations and Specific Indemnities to Third Parties

Any person to whom the Purchaser would transfer any or all of the Shares is hereby constituted third party beneficiary pursuant to Article 1121 of the Belgian Civil Code ("stipulation pour autrui" / "beding ten behoeve van een derde") for the purposes of this Clause 8. Accordingly, such transferee shall be entitled to bring any claim under this Clause 8 against the Sellers directly for any breach of this Agreement (including the Sellers’ Representations and the specific indemnification obligations set out in Clause 8.1.2.

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8.1.9	Double Claims

The Beneficiaries shall not be entitled to recover from the Sellers under this Agreement more than once in respect of the same Losses suffered. Accordingly, the Sellers shall not be liable in respect of any claim under this Agreement if and to the extent that the matters giving rise such claim have been taken into account in any downwards adjustment to the Final Purchase Price.

8.1.10	Contingent Liability

Nothing contained in this Clause 8 shall be construed to prevent the Purchaser from validly making a claim in respect of a contingent liability, provided it is reasonably substantiated, within the time limits specified in Clause 8.2.5 and any such claim shall be valid regardless of the fact that the Loss becomes actual or that the Purchaser becomes aware of the Loss after the expiry of time periods specified in Clause 8.2.5.

8.1.11	Third party compensation

8.1.11.1

Any amount for which the Sellers would otherwise have been liable in respect of any Claim shall be reduced by the net amount of any insurance proceeds, indemnification or other recovery that the Company or the Purchaser has actually received from any insurance company or any other third party in respect of the Loss which is the subject matter of the Claim.

8.1.11.2

If any such proceeds, benefits, or recoveries would be received by the Company, after indemnification by the Sellers, the Purchaser shall pay or shall procure that the Company pays, to the Sellers, the net amount of such proceeds, indemnification or other recovery (up to the amount of the Sellers’ payment).

8.1.11.3

For the purposes of this Clause 8.1.11, the “net amount” of such indemnification or other recovery shall be equal to the amount actually received by the Company, less any costs and expenses and any increase of insurance premiums for the next following insurance renewal incurred by the Company in respect of such indemnification or other recovery, and as the case may be, less any costs and insurance premiums paid by the Company or the Purchaser in respect of any insurance regarding the Specific Indemnification Obligations.

8.1.12	Provisions

The amount of indemnification due by the Sellers shall be calculated by deducting from the Loss the amount of any provision accounted in the Interim Accounts, insofar as this provision is directly and specifically related to the Loss.

8.1.13	Tax Savings

8.1.13.1

Any amount for which the Sellers would otherwise have been liable in respect of any Claim shall be reduced by the amount of any actual Tax savings for the Company or the Purchaser arising from the Loss in respect of which the Claim has been made.

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8.1.13.2

For the purposes of this Clause 8.1.13 "actual Tax savings" means the amount by which any Tax for which the Company would otherwise have been liable is actually reduced as a result of such Loss, it being understood, however, that such actual Tax savings must have been made on the income of the taxable period during which the event underlying the Claim has occurred. Consequently, this Clause 8.1.13 shall not apply if the occurrence of such event only contributes to increasing the amount of the Company's tax-recoverable losses.

8.2	Limitations of Sellers' Liability

8.2.1	Maximum liability

The overall maximum aggregate liability of the Sellers in respect of any and all Claims as a result of a breach of the Sellers’ Representations shall not exceed 1,000,000 EUR (one million Euros), and in any event shall not exceed the cash portion of the Purchase Price.

8.2.2	De minimis

The Sellers shall not be liable in respect of any Claim as a result of any breach of the Sellers’ Representations if the Loss in respect of which that Claim is made is less than 10,000 EUR.

8.2.3	Basket

The Sellers shall not be liable in respect of any Claim as a result of any breach of the Warranties unless the aggregate amount of all Losses resulting from one or more breaches of the Sellers’ Representations exceeds 75,000 EUR (seventy-five thousand Euros), in which case the Sellers shall be liable for the whole amount of such Losses and not merely for the excess.

8.2.4	No thresholds

By way of derogation to the rules contained in Clauses 8.2.2 and 8.2.3 no thresholds shall apply to the Sellers’ Representations contained in Clauses 1 (Sellers), 2 (the Company) and 4 (Shares and capital of the Company) of Schedule 3.

8.2.5	Time Limitations

8.2.5.1	The Purchaser's right to file a Claim shall expire:

(i)

with respect to Sellers’ Representations which relate directly or indirectly to tax or social matters (Clauses 7 (Taxes and Social Security) and 10 (Employees and Consultants) of Schedule 3), 90 Business Days after the date upon which such claim is barred by all applicable statutes of limitation;

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(ii)

with respect to the Sellers' Representations relating to the Shares, capacity and authority of the Sellers (Clauses 1 (Sellers), 2 (the Company) and 4 (Shares and capital of the Company) of Schedule 3), 10 years from the Closing Date; and

(iii)	in respect of all other Sellers’ Representations, 36 months from the Closing Date.

8.2.5.2

Claims made within the aforementioned time limits shall cover the entire Loss incurred, whether it occurs before or after such time limits, as a result of the elements indicated in the Claims notified within such time limits.

8.2.6	Fraud and Intentional Misconduct

None of the limitations described in this Clause 8.2 shall apply if and to the extent that a Claim which arises or is increased, or to the extent to which it arises or is increased, as a consequence of fraud or intentional misconduct ("dol" / "bedrog") by the Sellers or by the Company on or before the Closing Date.

8.3	Notification of Claims

8.3.1	The Purchaser shall notify the Sellers of any facts that may give rise to a claim for indemnification (a "Claim") within 30 Business Days after the Purchaser has actual knowledge of such fact.

8.3.2

In the event that the Purchaser fails to notify a Claim to the Sellers within the time limit referred to in Clause 8.3.1, the Sellers shall only be released from their obligation to indemnify the Claim in question to the extent that they prove that they have incurred Loss (and up to the amount of such Loss) as a result of the failure to comply with the time limit in question, it being understood that the burden of proof of the failure to comply with such time limit shall be on the Sellers.

8.3.3

Any notice of Claim shall include a description of the facts relied upon by the Purchaser, as well as a first estimate (as far as possible and without binding effect) of the alleged Loss and the indemnification claimed.

8.3.4

If the Sellers have any objections to a Claim notified by the Purchaser under Clause 8.3.1 they shall communicate their objections to the Purchaser within forty five (45) Business Days following the notice of the Claim. In addition, Sellers shall state the grounds on which their objections are based.

8.3.5

If the Sellers fail to notify the Purchaser of their objections within the period referred to in Clause 8.3.4, they shall be deemed to accept the Claim made by the Purchaser and shall be liable to indemnify the Beneficiary for the amount of Losses requested in such a claim (subject to the limitations set out in Clause 8.2).

8.3.6

If the Sellers and the Purchaser are unable to reach an agreement on the amount of the Losses to be indemnified by the Sellers within thirty days following notification of the Sellers' objections, the matter shall be decided in accordance with Clause 12.2(Arbitration).

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8.4	Payment by the Sellers

8.4.1

If the Sellers have accepted or are deemed to have accepted the amount of the Losses claimed by the Purchaser pursuant to Clause 8.3.5, or if the Sellers and the Purchaser have agreed another amount, the Sellers shall pay such amount to the Beneficiary (subject to any set-off pursuant to Clause 3.6) within thirty (30) days of such acceptance or agreement.

8.4.2

If the matter giving rise to a claim has been decided by arbitration, the Sellers shall pay any amount due to the Beneficiary including any interest (subject to any set-off pursuant to Clause 3.6) within forty five (45) business days of the final decision ordering the Sellers to make such payment or on any other date as may be decided by the arbitration panel, whichever is the earlier.

8.4.3	Payment shall be made in accordance with the instructions as shall be notified to the Sellers by the Purchaser.

8.5	Third Party Claims

8.5.1

In the event that the facts or matters which may give rise to a Claim against the Sellers result from or are related to a claim by or obligation to a third party (a "Third Party Claim"), the Purchaser shall and shall cause and the Company to:

8.5.1.1	notify Boris Demaria (who shall represent the other Sellers) within a reasonable time after having become aware of such Third Party Claim.

8.5.1.1

to the extent reasonably practicable, consult with Boris Demaria in relation to the conduct of any dispute, defence or compromise of the Third Party Claim, provided however, that the final decision in respect of all relevant matters and all decisions regarding the conduct of any proceedings shall be made by and to the sole discretion of the Purchaser or the Company, as the case may be;

8.5.1.2	use its best efforts to conduct the dispute, defence or compromise in relation a Third Party Claim in a diligent and careful manner, taking into account the interest of the Company;

8.5.1.3

make reasonable efforts to achieve a fair balance between the interests of the Sellers in keeping the compensation as low as possible and the interests of the Purchaser and of the Company to maintain normal relations with the third party claimant concerned;

8.5.1.4	provide Boris Demaria with all material correspondence and documentation relating to the Third Party Claim as he may reasonably request

8.5.2

In the event of a Third Party Claim, the Sellers shall make available to the Purchaser and the Company such persons and all such information as the Purchaser may reasonably request for assessing, contesting, defending or compromising the Third Party Claim.

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9.	POST-CLOSING UNDERTAKINGS

9.1	Further Assurances

The Parties agree and undertake to furnish to each other such further information, to execute such other documents, and to do such other things (before or after the Closing Date), as the other Party may reasonably request for the purposes of carrying out the intent of this Agreement.

9.2	Management of the business by the Purchaser – No assignment of Shares

Until determination of the last Earn-Out Amount, the Purchaser will manage the Company and its business in good faith. In particular, it shall not delete or redirect the internet site woorank.com to another internet site without adjusting for the Earn-Out Amount as described in Clause 3.4.1.

The Purchaser further undertakes for a twelve (12) month period as from the Closing Date not to sell or otherwise transfer all or part of the Shares to a person whose domicile, registered office, main place of business or headquarters are not located in the European Union. Furthermore, during this period the Purchaser undertakes (i) to maintain its principal seat of business in the European Union, (ii) to remain operational as a European Union company and (iii) not to proceed with dissolution or liquidation. In case of a breach of this Clause 9.2, the Purchaser shall reimburse to the Sellers any taxes (including connected expenses, penalties and default interests) incurred by the Sellers as a result of such a breach. The Purchaser undertakes to pay taxes due upon first request of the Sellers.

9.3	Earn-Out related reporting

Until determination of the last Earn-Out Amount, the Purchaser shall provide the Sellers with any information necessary to follow-up the evolution of the Earn-Out Amounts, upon their reasonable request.

9.4	Confidentiality

9.4.1	Confidential Nature of this Agreement and Announcements

9.4.1.1	The existence, subject matter and contents of this Agreement are confidential.

9.4.1.2

For a period of five (5) years following the Date of this Agreement, the Sellers are prohibited from disclosing all or any part of this Agreement or even its existence at any time, and no announcement in connection with the existence or the subject matter of this Agreement (including any announcement to the Company's employees, customers or suppliers) shall be made, without the express prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed), except:

(i)

in the event that the Sellers indemnification or any other remedy from another Party under this Agreement in any legal or arbitration proceedings, insofar as the use of such information is necessary for the proceedings; or

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(ii)

to the extent necessary in order to allow the Sellers to comply with any legal requirement to make any announcement or to provide information to any public authority, provided, however, that such the Sellers shall consult with the Purchaser insofar as is reasonably practicable before complying with such an obligation.

9.4.1.3	The Purchaser may, at its sole discretion, disclose any or all part of this Agreement.

9.4.1.4

The Parties shall consult with each other concerning the means by which the Company's employees, customers, and suppliers and others having dealings with the Company shall be informed of this Agreement, and the Purchaser shall have the right to be present when any such communication is made.

9.4.1.5	The Parties shall take all necessary actions to ensure that no accidental or unauthorized disclosure of confidential information occurs.

9.4.2	Confidential Information of the Company

The Sellers jointly and severally agree and undertake to keep in confidence any information relating to the business and affairs of the Company (including any and all trade secrets, technical information on the Company's products, software, customer lists, price lists, financial projections and budgets, employees' salaries and other information concerning the personnel) and not to disclose such information to any third party, before or for a period of five (5) years following the Closing Date, unless and to the extent that such information is or becomes generally known to and available for use by the public other than as a result of the Sellers' fault or the fault of any other person bound by a duty of confidentiality to the Purchaser or the Company.

9.5	Non-competition and non-solicitation

9.5.1

The Sellers hereby jointly and severally agree and undertake not to do any of the things set out in Clause 9.5.2, without the Purchaser’s prior written consent (which can be refused without motivation) for a period of two years as from the Closing Date (the "Non-Compete Period"), regardless of whether the Sellers are acting:

9.5.1.1	for themselves or on behalf of any individual, company or other legal entity;

9.5.1.2	alone or in conjunction with any other person;

9.5.1.3	in their own capacity or as a director, manager, partner or shareholder of any company or other legal entity, or as an employee, consultant or agent of any individual, company or other legal entity;

9.5.1.4	directly or indirectly through agents, intermediaries, Affiliated Companies or any other individual, company, legal entity or other vehicle (including any joint venture); or

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9.5.1.5	in any other capacity and in any other manner whatsoever.

9.5.2	Pursuant to Clause 9.5.1, each of the Sellers shall refrain from:

9.5.2.1	participating in any activities that may compete with the Company’s Business as existing and anticipated on the Date of this Agreement;

9.5.2.2

acquiring or holding any interest in an entity engaged in activities that compete with the Business or in an entity that is directly or indirectly controlled by a person engaged in activities that compete directly with the Company’s business, as existing and anticipated on the Date of this Agreement;

9.5.2.3

inducing or attempting to induce a customer, subcontractor, supplier or any other person with whom the Company has a business relationship to terminate such business relationship or to modify such relationship in a manner unfavourable to the Company, or in any way interfering with the relationship between the Company and any of its customers, suppliers or other business relations;

9.5.2.4

providing services normally provided by the Company for the benefit of any person who is or was at any time a customer, supplier, agent, franchisee or otherwise in a business relationship with the Company;

9.5.2.5

initiating or maintaining commercial relations with any person who is or was at any time a supplier to the Company with a view to obtaining the granting of rights, the delivery of products or the provision of services similar or identical to those received, delivered or provided by such supplier to the Company in the context of the Company’s business;

9.5.2.6	soliciting a person who is employed by the Company, or encourage such a person to leave the Company;

9.5.2.7

filing, registering or exploiting any trademark, trade name, domain name or other distinctive "on-line" or "off-line" sign that is identical or similar to the trademarks and other signs owned or exploited by the Company.

9.5.2.8	inducing or attempting to induce any of the Company's employees to leave the Company, or in any way whatsoever to upset the relations existing between the Company and its employees;

9.5.2.9

inducing or attempting to induce any person who has concluded, directly or indirectly, in particular via a management company, a service contract, a management contract or any other similar contract with the Company to terminate his/her contract;

9.5.2.10	engaging as an employee or independent service provider or in any other capacity any person referred to in Clauses 9.5.2.8 and 9.5.2.9.

9.5.3

The above-mentioned obligations are geographically limited to the territory where the Company conducts its business on the Closing Date and are valid for a period of three (3) years from the Closing Date.

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9.5.4

In the event of a breach of any of the foregoing obligations, the breaching Seller(s) shall immediately indemnify the Purchaser for an aggregate amount of 250,000 EUR, to be increased by 5,000 EUR for each day that such breach persists after the first day on which notice of default is sent by the Purchaser, without prejudice to the Purchaser's right to obtain in court any prohibition or other adequate compensation in kind, or to claim additional compensation for any damage, loss or costs exceeding the above-mentioned amounts.

9.5.5

The Sellers acknowledge that the provisions of this Article 9 are reasonable and necessary to protect the legitimate interests of the Company and the Purchaser. In the event that the provisions of this Article 9 are deemed to exceed the duration, territory or any other limitation prescribed by applicable law, they shall not be void but shall be adapted in accordance with the limitations permitted by law.

9.6	Payment of Indebtedness Owed to the Company by the Sellers

The Sellers shall cause all indebtedness owed to the Company by either Seller, by any Affiliated Individual of the Sellers, or by any Affiliated Company of the Sellers, to be paid in full not later than fifteen (15) days after the Closing Date.

10.	TERMINATION

10.1	Termination Events

10.1.1	This Agreement may be terminated ("résolu" / "ontbonden") at any time (including after the Closing Date) by mutual consent of the Sellers and the Purchaser.

10.1.2	This Agreement may be terminated on or before the Closing Date by a Party in accordance with Clause 4.5.2 or Clause 4.5.9.

10.1.3	This Agreement shall automatically terminate in accordance with Clause 5.3.2 (if either Party has breached its obligations under Clause 5.2.1 or 5.2.2 (as applicable).

10.2	Effects of Termination

If this Agreement is terminated pursuant to Clause 10.1:

10.2.1

all further obligations of the Parties under this Agreement shall terminate, except that the obligations set out in Clause 9.4 (Confidentiality), 11.8(Costs), and 12 (Applicable law and Jurisdiction) shall survive; provided, however, that:

(i)

if this Agreement is terminated by a Party because of the breach of this Agreement by the other Party, the terminating Party's rights under this Agreement to seek indemnification for such a breach shall survive such termination unimpaired;

(ii)

if this Agreement is terminated by a Party because one or more of the conditions precedent to the terminating Party's obligations under this Agreement is not satisfied as a result of the other Party's failure to comply with its obligations under this Agreement, the terminating Party's rights under this Agreement to seek indemnification for such a breach shall survive such termination unimpaired.

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(iii)

if this Agreement is terminated by a Party because one or more of the conditions subsequent to the terminating Party's obligations under this Agreement has occurred as a result of the other Party's failure to comply with its obligations under this Agreement, the terminating Party's rights under this Agreement to seek indemnification for such a breach shall survive such termination unimpaired.

10.2.2

each Party shall be under the obligation to reimburse or return to the other Parties or, as the case may be, to the Company any sum of money or other asset it has received from the other Party or, as the case may be, from the Company pursuant to this Agreement.

11.	MISCELLANEOUS

11.1	No Exclusive Remedy

The Purchaser's rights and remedies under Clause 8 (Indemnification) and Clause 10 (Termination) shall not exclude or limit any other rights or remedies that may be available to the Purchaser under Belgian law.

11.2	Amendments and Waivers

11.2.1	No amendment of this Agreement shall be effective unless in writing and signed by duly authorized representatives of all Parties.

11.2.2	No failure or delay in exercising a right by either Party shall constitute a waiver a final waiver of (i) such right or remedy or (ii) any other right and remedy under this Agreement.

11.2.3

The exercise of any right or remedy by any Party to this Agreement, even partially, shall not prevent the Party concerned from continuing to exercise that right, from exercising it otherwise, or from exercising another right.

11.3	Sellers' Liability

Except as provided otherwise in this Agreement, all obligations of the Sellers hereunder shall be joint and several for Boris Demaria, which means e.g. that he is liable for 100% of any Loss vis-à-vis the Beneficiaries. All other Major Shareholders will be jointly and severally liable for all obligations of the Sellers hereunder, at a rate of 25%. For the avoidance of doubt, it is understood that, unless otherwise provided, Gilles Collard will be liable pro rata to his shareholding as set out in Clause 2.1.2.

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11.4	Appointment of Sellers' Representative

11.4.1

The Sellers hereby irrevocably appoint Boris Demaria, who accepts this appointment, as their attorney-in-fact ("mandataire" / "lasthebber") to give and receive all notices, to give all consents, to settle any dispute, and to exercise the rights and fulfil all obligations of the Sellers in all matters relating to any breach of Sellers' Representations, covenants or other obligations under this Agreement, including for all purposes of Clauses 3.2 (Adjustment of the Provisional Purchase Price Post Closing), 8 (Indemnification) and 10 (Termination). Any decision of such attorney-in-fact shall be binding upon the Sellers.

11.4.2

In the event that Boris Demaria should die or for any reason become incapable of fulfilling his duties as attorney-in-fact of the Sellers under this Agreement, the Sellers agree to appoint another attorney-in-fact with the same powers as provided herein within thirty (30) days of such event and to promptly give notice thereof to the Purchaser.

11.5	Notifications

11.5.1

Any notification required to be made in writing under this Agreement shall be made in English and by registered letter, express mail or e-mail (confirmed by registered letter or express mail) to the following addresses or to such other addresses or to such other addressees as one Party may designate to the other, by means of a notification in accordance with this Clause 11.5.

11.5.1.1	If to the Sellers:

Name:	Boris Demaria

Address:	Rue Paul Segers 3, B-1040 Brussels

E-mail:	borisdemaria@unitedbrains.be

11.5.1.2	If to the Purchaser:

Name:	Bridgeline Digital Inc.

Address:	150 Woodbury Road, Woodbury, New York 11797, USA

Attention:	Mr Roger (Ari) Kahn

E-mail:	akahn@bridgeline.com

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with a copy to:

Name:	Simont Braun

Address:	Avenue Louise 250 (box 10), 1050 Brussels

Attention:	Steven Callens

E-mail:	Steven.callens@simontbraun.eu

11.5.2	Any notice shall be effective upon receipt and shall be deemed to have been received:

11.5.2.1	at the time of delivery, if delivered by hand, courier, or overnight delivery service;

11.5.2.2	on the next Business Day in the place to which it is sent, if sent by e-mail;

11.5.2.3	on the first Business Day following the date of posting if sent by registered mail, provided both the sender and the addressee reside in Belgium; or

11.5.2.4	three Business Days (in the place to which it is sent) following the date of posting if sent by registered mail when either the sender or the addressee does not reside in Belgium.

11.6	Interest

Interest shall accrue automatically (without any formal notice to pay being required) on any overdue amount under this Agreement at the rate of 1.75% per year from the due date up to the date of payment.

11.7	Assignment

11.7.1

Except as otherwise provided herein, neither Party may assign all or part of its rights and obligations under this Agreement to any third party (through a sale, a capital contribution, a donation, or any similar transaction) without the express prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed). As long as such consent has not been obtained, the assigning Party shall continue to be liable for all obligations that it purported to assign (without prejudice to any other right or remedy that the other Parties may have for breach of this Clause 11.7.1).

11.7.2

Subject to the restrictions set out in this Clause 11.7, the provisions of this Agreement shall inure to the benefit of and shall be binding upon the Parties and their respective heirs, successors and assigns.

11.8	Costs

Except if otherwise provided in this Agreement, each Party shall bear all costs and expenses incurred or to be incurred by it in connection with the negotiation, execution and performance of this Agreement. The Company did not and is not required to pay, for any reason whatsoever, any fees, expenses or other amounts charged by any advisors or other professionals (including investment bankers or other financial advisors, lawyers, accountants, auditors, brokers or finders) in connection with the negotiation, execution or performance of the Agreement.

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11.9	Severability

11.9.1

If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any applicable law, such provision shall be deemed not to form part of this Agreement, and the legality, validity or enforceability of the remainder of this Agreement shall not be affected.

11.9.2

If such illegal, invalid or unenforceable provision affects the entire nature of this Agreement, each Party shall use its best efforts to immediately negotiate in good faith a legally valid replacement provision.

11.10	Entire agreement

The Agreement (along with the documents referred to therein) contains the entire agreement between the Parties with respect to the matters to which it refers and contains everything the Parties have negotiated and agreed upon within the framework of this Agreement and supersedes any prior oral or written declarations or documents relating thereto, including the documents referred to in sections C and E of the Preamble, which terminate at Closing.

12.	APPLICABLE LAW AND JURISDICTION

12.1	Governing Law

This Agreement shall be governed by and construed in accordance with Belgian law.

12.2	Arbitration

Any dispute arising out of or in connection with this Agreement shall be finally settled in accordance with the CEPANI Arbitration Rules by three arbitrators appointed in accordance with these Rules. The place of arbitration shall be Brussels and the language of the proceedings shall be English.

13.	COUNTERPARTS

13.1

This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same instrument.

13.2

The Parties hereby consent to the use of electronic signatures in connection with the execution of this Agreement, and further agree that electronic signatures to this Agreement shall be legally binding with the same force and effect as manually executed signatures.

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Done in Brussels, on February 2, 2021, in seven (7) originals, with each Party acknowledging receipt of one original.

For the Sellers

/s/ Boris Demaria	/s/ Placido Demaria
_____________________	_____________________

Boris Demaria	Placido Demaria

/s/ Nils De Moor	/s/ Gilles Collard
_____________________	_____________________

Nils De Moor	Gilles Collard

For the Purchaser	For the Guarantor

/s/ Roger Kahn	/s/ Roger Kahn
_____________________	_____________________

Bridgeline	Roger Kahn

Represented by Roger Kahn	CEO

Pursuant to Article 1121 of the Belgian Civil Code, the Company hereby accepts the benefit of the Sellers' commitments in Clause 8

/s/ Boris Demaria

_____________________

Boris Demaria

Director

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Schedule 1 – Draft Settlement Agreement with Former Shareholder

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Schedule 2 – Purchaser’s and Guarantor’s Representations

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Schedule 3 – Sellers’ Representations

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Schedule 4 – Draft IP Assignment Agreement with Boris Demaria

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Schedule 5 – Draft Management Agreement with Nils De Moor

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Schedule 6 – Draft Agreement regarding the Boris Demaria Loan

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Schedule 7 – Terms and Conditions Carve-Out

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Schedule 8 – Approval Spouses

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Schedule 9 – Draft Resignation Letter Boris Demaria

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Schedule 10 – Tax Specific Indemnity

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Schedule 11 – Data Room Index

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Schedule 12 – Copy of the Data Room and Q&A Session

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Schedule 13     Intellectual Property Owned by the Company

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Schedule 14     Intellectual Property licensed by the Company

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Schedule 15     AWS Glacier Vault with WooRank IP and Data

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Schedule 16     Calculation Working Capital, Structured Debt and Revenues

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Schedule 17     List with documents excluded from the Data Room

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Schedule 18     Draft Addendum employment agreements

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Schedule 19     Draft Addendum freelance agreements

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Schedule 20     Amendments Company’s website and policies

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